Exhibit 99.1

Signet Jewelers Announces Strong Fourth Quarter Preliminary Results

Increases Synergy Target; Announces New Share Repurchase Authorization of $750 Million

HAMILTON, Bermuda--(BUSINESS WIRE)--February 29, 2016--Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the world's largest retailer of diamond jewelry, today made a number of announcements including preliminary results for the 13 weeks ended January 30, 2016 (“fourth quarter Fiscal 2016”) compared to the 13 weeks ended January 31, 2015 (“fourth quarter Fiscal 2015”).

Highlights

  Fourth quarter same store sales increased 4.9%; diluted earnings per share (“EPS”) grew over 20%; adjusted EPS grew over 18% and ahead of the guided range.
  Signet’s credit program contributed to profitability during the period; credit metrics improved over the third quarter in line with expectations.
  Increased three-year net synergy target due to strong integration progress to a range of $225 million - $250 million from $150 million - $175 million (February 1, 2015 through January 31, 2018), with the majority of synergies to be realized in Fiscal 2017.
  Board approves new share repurchase authorization of $750 million.
  Board approves 18% increase in dividend.

Fourth Quarter Results

	Fiscal 2016	Fiscal 2015	Variance	Guidance
Same Store Sales	4.9%	4.2%	70 bps	4.6% - 5.0%
EPS	$3.42	$2.84	20.4%	$3.44 - $3.50
Adjustments	$0.21	$0.22	($0.01)	$0.10
Adjusted EPS	$3.63	$3.06	18.6%	$3.54 - $3.60

Adjusted EPS is a Non-GAAP measure and is defined as EPS adjusted for the impact of purchase accounting and transaction costs. These adjustments were higher than previously guided due to severance and consulting costs associated with an acceleration of organizational changes and information technology implementations. Purchase accounting includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation.

“Signet delivered outstanding fourth quarter results exceeding the high end of our adjusted EPS guidance with year-over-year growth of 18.6%, driven by a solid 4.9% increase in same store sales," said Mark Light, Chief Executive Officer of Signet Jewelers. "Our business was strong in the fourth quarter as evidenced by our accelerating same store sales performance. At the same time our credit metrics improved from the third quarter in line with expectations and we remain confident in the strength of our credit portfolio. We are pleased with our first quarter to date operating results and continue to see strength in the business including credit. We look forward to updating our Q1 performance on our full earnings call March 24. After having operated Zales for a full year we have identified a significant number of incremental synergy opportunities and are increasing our expectations for total synergies from $150 million - $175 million to $225 million - $250 million by the end of FY 2018 with a faster pace of synergy realization than previously guided.

Mr. Light continued, “Confidence in our business and the strength of our cash position enables us to maintain our capital allocation strategy that provides for meaningful returns to our shareholders. We see substantial value in our shares and our share repurchase program begins this week. Our team is doing an outstanding job of driving growth and delivering results."

Fourth Quarter Fiscal 2016 Diluted EPS Analysis:

Fourth quarter EPS was $3.42. Fourth quarter Adjusted EPS was $3.63. Adjusted EPS can be reconciled to EPS as follows:

Adjusted EPS	Purchase Accounting	Transaction Costs	EPS
$3.63	$0.06	$0.15	$3.42

Total adjustments (i.e. purchase accounting and transaction costs) of $0.21 per share were higher than expectations of $0.10 per share due to an acceleration of organizational changes which will benefit Fiscal 2017. This partially contributed to the increase in synergy guidance. These accelerated organizational changes included severance as well as information technology implementations to drive synergies and resulted in an additional $0.11 per share of adjustments.

Credit

For fourth quarter Fiscal 2016, credit participation was 58.7% compared to 58.3% in fourth quarter Fiscal 2015, an increase of 40 basis points.

Signet’s fourth quarter Fiscal 2016 credit expense and finance income were favorable relative to management’s expectations. The difference in interest income from Sterling division in-house finance programs relative to net bad debt was $3.9 million compared to a difference of $2.3 million last year.

Fourth Quarter (in millions)	Fiscal 2016	Fiscal 2015
Net bad debt	($60.0)	($54.2)
Interest income from in-house customer finance programs	$63.9	$56.5
Net Impact	$3.9	$2.3

As expected, Signet’s year-end valuation allowance and non-performing metrics for its Sterling division in-house credit portfolio improved compared to the third quarter:

Fiscal 2016 Credit Metrics	Year-ended	Q3-ended	Basis Point Diff.
Total valuation allowance as % of gross receivables	7.0%	7.8%	down 80
Non-performing receivables as % of gross receivables	4.0%	4.9%	down 90

The improvement in these credit metrics exceeded the impact of normal seasonality trends that tend to improve allowance metrics from the third quarter to the fourth quarter. Excellent credit team execution and credit marketing initiatives designed to favorably influence credit receivable mix helped to drive the improvement. On a full year basis, these credit metrics for Fiscal 2016 compared to Fiscal 2015, increased 20 basis points.

Signet anticipates providing additional credit disclosures as part of its full earnings release on March 24, 2016, as well as in its Form 10-K filing.

Synergy Guidance Increased

In addition to the strong financial results and increasing pipeline of opportunities, Signet is increasing its synergy guidance (i.e. operating profit contribution) to a range of $225 million - $250 million from the previously expected range of $150 million - $175 million as measured cumulatively over the three year period from February 1, 2015 - January 31, 2018.

“In Fiscal 2016, we delivered $60 million in synergies, significantly exceeding the guided range of $30 million to $35 million,” said Michele Santana, Signet Chief Financial Officer. “As we enter the new fiscal year, we have clear line of sight to a material acceleration and expansion of synergies over the next two years. The incremental synergies are anticipated to come principally from gross margin and operating expense initiatives and secondarily from revenue-driving initiatives. Of the synergies remaining in the next two years, we expect to realize 70% by January-end 2017 and 30% by January-end 2018, which is faster than we initially guided.”

In Fiscal 2017, Signet expects that the synergies will be realized disproportionately in the back half of the year reflecting the cadence of how the Company’s profit tends to flow.

Capital Allocation

Signet’s strong balance sheet allows it to execute on its strategic priorities, invest in the business, and then return excess cash to shareholders while ensuring adequate liquidity and maintaining its investment grade rating. Signet plans to distribute 70% to 80% of annual free cash flow in the form of stock repurchases or dividends, assuming no other strategic uses of capital. In Fiscal 2016, Signet repurchased $130 million of its stock, within the previously stated guidance range of $100 million to $150 million.

Reflecting the Board's confidence in the strength of the business, Signet’s ability to invest in growth initiatives and the Board's commitment to building long-term shareholder value, the Board authorized a new share repurchase program of $750 million in addition to the $135 million remaining on the existing authorization. Repurchases are expected to be financed by free cash flow as well as potentially future incremental debt capacity. Under the share repurchase program, purchases can be made in the open market and through privately negotiated transactions from time to time depending on market conditions. Signet’s share repurchase program will commence this week.

In addition, the Board also approved an 18% increase in the quarterly cash dividend from $0.22 to $0.26 per share for the first quarter of Fiscal 2017.

Signet will report its complete financial results for the fourth quarter Fiscal 2016 on March 24, 2016.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of actual results or future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2015 Annual Report on Form 10-K filed with the SEC on March 26, 2015. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

CONTACT:
Investors:
Signet Jewelers
James Grant, +1-330-668-5412
VP Investor Relations
or
Media:
Signet Jewelers
David Bouffard, +1-330-668-5369
VP Corporate Affairs